UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2019

Hexcel Corporation

(Exact name of registrant as specified in charter)

Delaware	1-8472	94-1109521
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 969-0666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HXL	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2019, Hexcel Corporation (“Hexcel”) entered into a new credit agreement (the “Credit Agreement”) governing its unsecured $1,000 million revolving credit facility (the “Revolver”), which matures on June 20, 2024. The Credit Agreement was entered into by and among Hexcel, as borrower, the lenders party thereto, Citizens Bank, N.A., as agent for the lenders, Citizens Bank, N.A., BofA Securities, Inc., TD Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, Bank of America, N.A., TD Bank N.A., and Wells Fargo Bank, National Association, as syndication agents, and Goldman Sachs Bank USA, HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, SunTrust Bank and U.S. Bank National Association, as co-documentation agents.

On June 20, 2019, Hexcel borrowed $408 million under the Credit Agreement, the proceeds of which were used to repay all amounts, and terminate all commitments, outstanding under the existing credit agreement by and among Hexcel, as borrower, and its wholly-owned Luxembourg subsidiary, Hexcel Holdings Luxembourg S.à.r.l., as co-borrower, and the lenders party thereto, Citizens Bank, National Association, as administrative agent for the lenders, Citizens Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint book managers and joint lead arrangers, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, and Sumitomo Mitsui Banking Corporation, SunTrust Bank, TD Bank, N.A. and U.S. Bank, National Association, as documentation agents (the “Terminated Credit Facility”) and to pay fees and expenses in connection with the refinancing. The Terminated Credit Facility was scheduled to expire on June 9, 2021. No early termination penalties were incurred by Hexcel as a result of the termination of the Terminated Credit Facility.

Borrowings under the Revolver will bear interest, at Hexcel’s option, for Eurodollar rate borrowings at (i) an Adjusted LIBO rate, plus the Applicable Margin, or (ii) for base rate borrowings, the greatest of (a) the prime rate, (b) the NYFRB rate plus 0.50% and (c) the Adjusted LIBO rate for a one-month interest period plus 1.00%, in each case plus the Applicable Margin. The “Applicable Margin” initially is 1.00% for Eurodollar rate borrowings and 0.00% for base rate borrowings, and after the date on which the Agent receives a compliance certificate for the fiscal quarter ending December 31, 2019, can fluctuate, determined by reference to the more favorable to the Borrower of (x) the Borrower’s public debt rating and (y) the Borrower’s leverage ratio, as specified in the Credit Agreement. Revolving loans may be borrowed, repaid and re-borrowed, and are available for general corporate purposes (including acquisitions, investments and repayments of indebtedness). Up to $50 million of the Revolver may be used for letters of credit. The Credit Agreement enables Hexcel, from time to time, to add term loans or to increase the revolving credit commitment in an aggregate amount not to exceed $500 million.

The Credit Agreement contains customary covenants that place restrictions on, among other things, the incurrence of debt by any subsidiaries of the Borrower, granting of liens and sale of all or substantially all of the assets of the Borrower and its subsidiaries taken as a whole. The Credit Agreement also contains financial covenants that require Hexcel to maintain a minimum interest coverage ratio and a maximum leverage ratio. A violation of any of these covenants could result in an event of default under the Credit Agreement. Upon the occurrence of such an event of default or certain other customary events of default, payment of any outstanding amounts under the Revolver may be accelerated and the lenders’ commitments to extend credit under the Credit Agreement may be terminated.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information with respect to the Terminated Credit Facility set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information with respect to the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits to this Form 8-K

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 20, 2019, by and among Hexcel Corporation as borrower, the lenders party thereto, Citizens Bank, N.A., as agent for the lenders, Citizens Bank, N.A., BofA Securities, Inc., TD Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, Bank of America, N.A., TD Bank N.A., and Wells Fargo Bank, National Association, as syndication agents, and Goldman Sachs Bank USA, HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, SunTrust Bank and U.S. Bank National Association, as co-documentation agents.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

June 20, 2019

/s/ Gail E. Lehman
Gail E. Lehman
EVP, General Counsel and Secretary